Exhibit 10.4
EMPLOYMENT AGREEMENT
THIS AGREEMENT (“Agreement”), made and entered into as of April 27, 2006, by and between Andy Kattos (the “Executive”) and ServisFirst Bank (“ServisFirst”).
In consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and ServisFirst as follows:
1.	TERMS OF EMPLOYMENT. Subject to the terms of this Agreement, there shall be two (2) terms of employment during the course of this Agreement. The first employment term (“Employment Term I”) shall commence on March 28, 2006, (the “Hire Date”) and shall end at the close of business on March 28, 2009. The second employment term (“Employment Term 2”) shall begin on March 29, 2009, and shall end at the close of business on March 29, 2011. The term “Expiration Date” shall mean the date upon which Employment Term 2 expires, and shall also be defined as the date upon which either Executive or ServisFirst terminates this Agreement pursuant to the terms and conditions described herein.

2.	POSITION. The Executive shall serve as President and C.E.O., ServisFirst of Huntsville and Executive Vice President, ServisFirst upon approval by the State Banking Department. During the Employment Term, the Executive shall have the responsibility to develop and retain business on behalf of ServisFirst; to achieve personal goals which shall be established annually by mutual agreement between Executive and ServisFirst. During the Employment Term, the Executive shall devote his best efforts and exercise all reasonable and necessary diligence in the performance of his duties.

3.	COMPENSATION

(a) Executive shall receive an annual base salary of $170,000.00, payable every two weeks. Executive’s base salary shall be increased by $10,000.00 on March 28, 2007, and by an additional $10,000.00 on March 28, 2008. In addition to annual base salary, Executive shall receive a signing bonus of $60,000.00, 50% of which shall be paid to Executive within two weeks of the Hire Date, with the remainder to be paid in equal installments over the three calendar months following the Hire Date. Executive shall receive a monthly automobile allowance of $700.00, and shall be reimbursed for one of each country, civic, and dinner club dues. ServisFirst will provide Executive with a cell phone and/or Blackberry communication device. Executive will have the opportunity to receive incentive based compensation of up to 30% of Executive’s base salary for the year 2006, and up to 50% of Executive’s base salary for the years 2007, 2008, 2009, 2010, and 2011, upon approval by the State Banking Department. Except as provided in section 4(c)(ii) of this Agreement, Executive shall forfeit any right to unpaid incentive pay upon his termination, regardless of the timing of such termination. The terms under which Executive will have the opportunity to receive this incentive based compensation will be established by ServisFirst annually.

Executive may also be eligible for additional incentive based compensation based on performance as may be awarded from time to time by ServisFirst. ServisFirst will provide a 401(k) match to Executive of 100% of the first 4% contribution, as well as pay 60% of Executive’s family medical insurance. Executive will also be provided with a dental plan and a cafeteria plan. Executive shall also be entitled to participate in any other benefit plans and perquisites that are typically provided to employees of ServisFirst.

(b) ServisFirst and Executive acknowledge and agree that they have entered into a Stock Incentive Agreement with a grant date of April 20, 2006. The Stock Incentive Agreement grants options to Executive in accordance with a Vesting Schedule as set forth therein. ServisFirst and Executive agree that nothing contained in the Stock Incentive Agreement creates a guarantee of employment or a contract of employment beyond the dates set forth herein, and nothing contained in the Stock Incentive Agreement alters the terms set forth herein. The Stock Incentive Agreement constitutes an agreement to vest options in Executive only if Executive is employed by ServisFirst on the dates set forth in the Vesting Schedule.
4	TERMINATION OF EMPLOYMENT
a.	For Cause by ServisFirst. The Employment Term and the Executive’s employment hereunder may be terminated by ServisFirst for “Cause.” For purposes of the Agreement, “Cause” shall mean any of the following: (i) the Executive’s indictment in connection with a felony, (ii) the Executive’s indictment in connection with any crime whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude or misappropriation of Company property, (iii) the Executive’s willful or gross neglect of his duties hereunder, (iv) the Executive’s willful misconduct in connection with the performance of his duties hereunder, (v) a material breach by the Executive of ServisFirst’s Code of Ethics, or (vi) the suspension or removal of the Executive by any bank or securities regulator or such regulatory agency.

Upon the date of termination of the Executive’s employment (i.e., the “Expiration Date”) for Cause pursuant to this Section 4(a), this Agreement and all compensation and benefits it provides shall end and be of no further force and effect. All other benefits, if any, due the Executive following the Executive’s termination of employment pursuant to this Section 4(a) shall be determined in accordance with the plans, policies, and practices of ServisFirst

b.	Disability or Death. The Employment Term and the Executive’s employment hereunder shall terminate upon his death. Due to the unique nature of Executive’s responsibilities, ServisFirst may terminate the Executive’s employment if he becomes physically or mentally incapacitated and is therefore unable to perform his duties for an aggregate period of 120 working days in any consecutive twelve (12) month period (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of the Executive as to which the Executive and ServisFirst cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and ServisFirst. If the Executive and ServisFirst cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to ServisFirst and the Executive shall be final and conclusive for all purposes of this Agreement. The date of termination shall be the date of such determination of disability.

Upon the date of termination of the Executive’s employment hereunder for either Disability or death (i.e., the “Expiration Date”), this Agreement and all compensation and benefits it provides shall end and be of no further force or effect. All other benefits, if any, due to the Executive following termination pursuant to this Section 4(b) shall be determined in accordance with the plans, policies and practices of ServisFirst; provided, however, that the Executive or his estate shall not participate in any other severance plan, policy or program of ServisFirst.

c.	Termination by ServisFirst without Cause.

(i) Executive’s employment may be terminated without “cause” by providing notice of termination as set forth in Section 17 of this Agreement. The date of termination shall be the date that Executive receives such notice. Upon the date of termination of Executive’s employment by ServisFirst without “Cause” (i.e., the “Expiration Date”) (other than by reason of his Disability or death), the Executive shall be entitled to continue to receive cash payments equal to the total base salary that would otherwise be paid to Executive for the remainder of the applicable Employment Term (either Employment Term 1 or Employment Term 2) or twelve (12) months base salary, whichever is greater, and all other current cash obligations of ServisFirst to the Executive (e.g. unused vacation). The cash payments described herein shall be determined based on the base salary paid to Executive by ServisFirst at the time that notice of the termination without “Cause” is given. Such cash payments shall be paid every two weeks. Upon Executive’s termination by ServisFirst without cause,

Executive will no longer be entitled to any other compensation or benefits set forth in Section 3(a), including other perquisites provided to employees of ServisFirst. All other benefits, if any, due the Executive following termination pursuant to this Section 4(c) shall be determined in accordance with the plans, policies, and practices of ServisFirst; provided, however, that the Executive shall not participate in any other severance plan, policy or program of ServisFirst.

(ii) If Executive is terminated without “cause”, and, if upon the Expiration Date, Executive and/or ServisFirst has satisfied such performance goals as would entitle Executive to incentive based compensation, ServisFirst will pay Executive 50% of the incentive based compensation earned at the Expiration Date.

d.	Voluntary ‘Termination by the Executive. Executive may terminate this Agreement at any time by providing notice as set forth in Section 17 of this Agreement. The date of termination shall be the date that ServisFirst receives such notice. Upon the date of voluntary termination of Executive’s employment with ServisFirst, (i.e., the “Expiration Date”), this Agreement, and all compensation and benefits it provides, shall end and be of no further force and effect. All other benefits, if any, due the Executive following his termination pursuant to this Section 4(d) shall be determined in accordance with the plans, policies and practices of ServisFirst; provided, however, that the Executive shall not participate in any severance plan, policy or program of ServisFirst.
5.	NON-DISCLOSURE OF CONFIDENTIAL FORMATION. The Executive agrees that, during his employment by ServisFirst and at all times thereafter, he shall hold in a fiduciary capacity for the benefit of ServisFirst, all secret or confidential information (as defined under Alabama law) knowledge or data relating to ServisFirst or any of its subsidiaries or affiliates, and their respective businesses, which shall have been obtained by the Executive during the executive’s employment by ServisFirst, or an affiliate or subsidiary thereof or performing any services pursuant to this Agreement after his termination of employment, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his duties for ServisFirst, the Executive shall not, without the prior written consent of ServisFirst or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than ServisFirst and those designated by it. Executive shall at all times while employed by ServisFirst adhere to and comply with ServisFirst’s Code of Ethics and its conflicts of interest provisions. This obligation, as set forth in this paragraph, shall be binding upon Executive and shall inure to the benefit of ServisFirst, following any termination or expiration of this Agreement.

6.	NON-SOLICITATION. As a material inducement to ServisFirst to enter into this Agreement and to employ Executive, Executive covenants and agrees that for a period of twelve (12) months following the Expiration Date of this Agreement, or for a period of twelve (12) months following the final payment to Executive following the termination of Executive’s employment, whichever is later, the Executive shall not solicit any individual who is employed by ServisFirst or its subsidiaries or affiliates (or who was so employed within 180 days prior to the Expiration Date, or the date of the last payment to Executive) within the State of Alabama to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than ServisFirst or its subsidiaries or affiliates, and the Executive shall not initiate discussion with any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Executive’s employer, or otherwise.

7.	REASONABLENESS OF RESTRICTIONS. Executive has carefully read and considered the provisions of Section 5 and Section 6 hereof and, having done so, agrees that the restrictions set forth in such paragraphs are fair and reasonable and that they are reasonably required for the protection of the interests of ServisFirst, its shareholders, officers, directors, and other employees. It is the belief of the parties hereto that the best protection that can be afforded ServisFirst, which does not in any way infringe upon Executive’s right to engage in any unrelated business or ability to find gainful work in his field, is to provide for the restrictions described in Section 5 and Section 6. The covenants set forth in the multiple parts of Section 5 and Section 6 are covenants for which valuable consideration has been paid, the receipt, adequacy, and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce ServisFirst to enter into this Agreement. Each of the aforesaid covenants may be availed of or relied upon by ServisFirst in any court of competent jurisdiction, and shall form the basis for injunctive relief and damages. Attorney’s fees may be awarded to the prevailing party in any action taken on the basis of any breach of the aforesaid covenants by Executive.

8.	EQUITABLE REMEDIES. The Executive acknowledges that in accordance with this Agreement, he will perform services which directly affect the business of ServisFirst and that ServisFirst will be irreparably injured by a violation of Section 5 or Section 6 of this Agreement. There being no adequate remedy at law to protect the interests of ServisFirst, the Executive agrees that in addition to any other remedies available to it for such breach or threatened breach of the covenants and agreements herein, ServisFirst shall be entitled to a preliminary in-junction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 5 and/or Section 6. If a bond is required to be posted in order for ServisFirst to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. The foregoing remedy shall be in addition to, and not in limitation of, any other rights or remedies to which ServisFirst is or may be entitled at law or in equity. In the event of such breach, ServisFirst shall not be obligated to make the payments or provide any benefits otherwise due and payable under this Agreement.

9.	ASSISTANCE WITH CLAIMS. Executive agrees that, consistent with the Executive’s business and personal affairs, during and after his employment by ServisFirst, he will assist ServisFirst and its subsidiaries and affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist ServisFirst and its affiliates in the prosecution of any claims that may be made by ServisFirst or any subsidiary or affiliate in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of Executive’s employment by ServisFirst. Executive agrees, unless precluded by law, to promptly inform ServisFirst if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, to promptly inform ServisFirst if Executive is asked to assist in any investigation (whether governmental or private) of ServisFirst or any subsidiary or affiliate (or their actions), regardless of whether a lawsuit has then been filed against ServisFirst or any subsidiary or affiliate with respect to such investigation. ServisFirst agrees to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees deemed necessary by ServisFirst, which retains sole discretion to determine the necessity of such fees, and shall pay a reasonable per diem fee for Executive’s services if such action occurs after the Expiration Date.

10.	MUTUAL NON-DISPARAGEMENT. Each party agrees that, following the Expiration Date, neither party will make any public statements which disparage the other party. Notwithstanding the foregoing, nothing shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction over that person.

11.	ASSIGNABILITY AND BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives (in the case of the Executive), successors and assigns. No rights or obligations of ServisFirst under this Agreement may be assigned or transferred by ServisFirst except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which ServisFirst is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of ServisFirst, provided that the assignee or transferee is the successor to all or substantially all of the assets of ServisFirst, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

12.	AMENDMENT. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing. In the event of the Executive’s Disability so as to render him incapable of such action, his legal representative may be substituted for purposes of such amendment.

13.	APPLICABLE LAW. The provisions of this Agreement shall be considered in accordance with the laws of the State of Alabama, without regard to the conflict of law provisions of any state.

14.	SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement and this Agreement will be construed as if such invalid and unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

15.	WAIVER OF BREACH. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

16.	COMPLIANCE WITH LAW. Notwithstanding any provision contained in this Agreement to the contrary, in the event the Securities and Exchange Commission, the FDIC, the Office of the Comptroller of the Currency, the Federal Reserve Board, the Alabama Banking Department, or any other regulatory authority, commences an appropriate proceeding, action or order challenging the payment to Executive of any benefit hereunder, or in the event any such payment hereunder is otherwise prohibited by law, such benefit payment shall be suspended until such time as the challenge is fully and finally resolved and the applicable regulatory authority does not object to the payments or until such payments are otherwise permitted by law. In the event that any challenge to the payments required by this Agreement is initiated by a regulatory authority or other person, ServisFirst shall notify Executive of such challenge and shall promptly proceed in good faith to attempt to resolve such challenge in a manner that enables ServisFirst to make to Executive all payments required hereunder.

17.	NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):
to ServisFirst:
ServisFirst Bank
ATTN: President
P.O. Box 1 SO8
Birmingham, Alabama 35201-1508
With a copy to:
Miller, Hamilton, Snider Odom, L.L.C.
505 20th Street North, Suite 1200
Birmingham, Alabama 35203
Attention: James A. Patton, Jr.
Facsimile: (205) 226-5226
or to the Executive
Mr. Andy Kattos
304 Mountainwood Circle, SE
Huntsville, Alabama 35801
Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.
18.	SURVIVORSHIP. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19.	ENTIRE AGREEMENT. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

20.	INTERPRETATION. No provision of the Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision.

21.	COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
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IN WITNESS THEREOF, the Executive has hereunto set his hand, and ServisFirst has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, all as of the day and year first above written.

[SEAL]

EXECUTIVE:

/s/ Andy Kattos

Andy Kattos
/s/ William M. Foshee
Witness

[SEAL]

SERVISFIRST:

	By:	/s/ Thomas A. Broughton III

Thomas A. Broughton III

/s/ William M. Foshee	Its: President
Witness

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